ADDENDUM TO MANAGEMENT AGREEMENT

         This Addendum, dated as of August 29, 2003, supplements the Management Agreement (the "Agreement") dated as of August 1, 1997, by and between American Century Strategic Asset Allocations, Inc., ("ACSAA") and American Century Investment Management, Inc. ("ACIM").

         IN CONSIDERATION of the mutual promises and conditions herein contained, the parties agree as follows (all capitalized terms used herein and not otherwise defined having the meaning given them in the Agreement):

         1. ACIM shall manage the following class (the "New Class") of shares to be issued by ACSAA, and for such management shall receive the Applicable Fee set forth below:

                                                          Average
                                                           Asset                         Applicable
Name of Series             Name of Class                   Level                           Fee Rate

Strategic Allocation:       R Class                   0 to $1 billion                        1.10%
Moderate Fund                                         $1 billion and over                    1.00%

2. ACIM shall manage the following series (the "New Series") of shares to be issued by ACSAA, and for such management shall receive the Applicable Fee set forth below:

                                                                    Average                      Applicable
Name of Series                      Name of Class                   Net Assets                   Fee Rate

EmVee Fund                          Investor Class            0 to $500 million                      1.50%
                                                              $500 million to $1 billion             1.45%
                                                              $1 billion and over                    1.40%

         3. ACIM shall manage the New Class and the New Series in accordance with the terms and conditions specified in the Agreement for its existing management responsibilities.

         IN WITNESS WHEREOF, the parties have caused this Addendum to the Agreement to be executed by their respective duly authorized officers as of the day and year first above written.

Attest:                                              AMERICAN CENTURY
                                                STRATEGIC ASSET ALLOCATION, INC.


Janet Nash                                        Charles A. Etherington
Vice President                                       Vice President

Attest:                                              AMERICAN CENTURY INVESTMENT
                                                            MANAGEMENT, INC.


Janet A. Nash                                        Charles A. Etherington
Assistant Secretary                                  Vice President